As Filed:  May 27, 1998                                 SEC File No. 333-49989



                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               Amendment No. 1 to

                       Registration Statement on Form S-3
                        Under the Securities Act of 1933

                          LARSONoDAVIS INCORPORATED
            (Exact name of registrant as specified in its charter)

                        Nevada                     87-0429944
            (State or other jurisdiction of     (I.R.S. Employer
            incorporation or organization)     Identification No.)

               1681 West 820 North, Provo, Utah 84601  (801) 375-0177
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Andrew Bebbington, 1681 West 820 North, Provo, Utah 84601 (801) 375-0177 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              Keith L. Pope, Esq.
                         Kruse, Landa & Maycock, L.L.C.
                          Eighth Floor, Bank One Tower
                                50 West Broadway
                        Salt Lake City, Utah  84101-2006
                           Telephone:  (801) 531-7090
                           Telecopy:  (801) 531-7091

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                                   CALCULATION OF REGISTRATION FEE
                                                       Proposed Maximum     Proposed Maximum
 Title of Each Class of Securities     Amount to be     Offering Price     Aggregate Offering       Amount of
          to be Registered            Registered(1)      Per Unit(2)              Price         Registration Fee
----------------------------------    -------------    ----------------    ------------------   ----------------
Common Stock(3)                         2,480,605           $2.3125             $5,736,398             $1,693

[FN]
(1) There are also registered pursuant to rule 416 such additional number of securities as may be issuable under the antidilution provisions of the Company's warrants to purchase common stock.
(2)  Estimated solely for purposes of calculating the registration fee.
(3) The price of the Common Stock is based on the closing price for the Common Stock of $2.3125 as reported by Nasdaq on April 10, 1998 (rule 457(c)).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.


Subject to Completion                                   Preliminary Prospectus

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                                2,132,226 Shares

                           LARSONoDAVIS INCORPORATED
                                  Common Stock

     This Prospectus relates to the public offering by certain shareholders (the "Selling Shareholders") of (i) 1,432,226 shares (subject to adjustment based on the conversion provisions) of common stock, par value $0.001 per share (the "Common Stock"), of LarsonoDavis Incorporated (the "Company") issuable on the conversion of issued and outstanding shares of 1998 Series A Preferred Stock of the Company, par value $0.001 per share (the "1998 Preferred Stock"); and (ii) up to 700,000 shares of Common Stock issuable on the exercise of outstanding warrants to purchase shares of Common Stock at $4.50 per share (the "$4.50 Warrants"). (See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")

     The Common Stock is quoted on the Nasdaq National Market ("Nasdaq National Market") under the trading symbol "LDII." The last price for the Common Stock as of May 21, 1998, as reported by Nasdaq National Market, was $2.875 per share.

          This Offering Involves Certain Risks.  (See "RISK FACTORS.")

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER
              REGULATORY AUTHORITY, NOR HAS THE COMMISSION OR ANY
               STATE OR OTHER REGULATORY AUTHORITY PASSED ON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                           Underwriting Discounts    Proceeds to Selling
                     Price to Public(1)      and Commissions(2)        Shareholders(3)
                     ------------------    ----------------------    -------------------

Per Share               $2.875                       -                   $2.875
Total                   $6,130,150                   -                   $6,130,150

[FN]

(1) The price per share for the securities offered by the Selling Shareholders is estimated at the last price for the Common Stock of $2.875 per share as reported by Nasdaq National market on May 21, 1998.

(2) It is anticipated that the securities being sold by the Selling Shareholders will be sold in privately negotiated transactions or through broker-dealers in individual transactions in which normal commissions and other charges will be made by the broker-dealer. There is no agreement between any broker-dealer and the Company with respect to such sales. (See "PLAN OF DISTRIBUTION.")
(3) All amounts received on the sale of the Common Stock will be received by the Selling Shareholders, and there will be no proceeds to the Company. The Company anticipates that it will incur costs related to this offering of approximately $42,500. (See "PLAN OF DISTRIBUTION.")

                The date of this Prospectus is           , 1998.


     The Selling Shareholders may offer the Common Stock through or to securities brokers or dealers designated by them in the trading market for the Common Stock or in other transactions negotiated by the Selling Shareholders. Any such sale of Common Stock by Selling Shareholders must be accompanied by, or follow the delivery of, a Prospectus that is part of a current registration statement relating to the Common Stock being offered, unless a Selling Shareholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The Selling Shareholders and any broker, dealer, or agent that participates with the Selling Shareholders in the sale of the Common Stock offered hereby may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act. (See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. In connection with this offering, the Company estimates that it will incur costs of approximately $42,500 for filing and listing fees, transfer agent costs, legal, accounting, printing, and other items. Any separate costs of the Selling Shareholders will be borne by them. Commissions or discounts paid in connection with the sale of securities will be paid by the Selling Shareholders and will be determined by agreement between the Selling Shareholders and the broker-dealer through, or to which, the securities are to be sold and may vary depending on the broker-dealers' commission or mark up schedule, the size of the transaction, and other factors. (See "PLAN OF DISTRIBUTION.")

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's following reports are hereby incorporated by reference into this
Prospectus:

     . Annual report on Form 10-K for the fiscal year ended December 31, 1997.

     . Quarterly report on Form 10-Q for the quarter ended March 31, 1998.

     . Interim report on Form 8-K dated January 7, 1998.
     . Interim report on Form 8-K dated February 13, 1998.

     . Interim report on Form 8-K dated May 1, 1998.

     . The description of the Company's Common Stock included in its registration statement of Form 8-A, SEC Number 0-17020, effective March 4, 1997.

     In addition, all documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering described in this Prospectus shall be deemed to be incorporated into this Prospectus by this reference.

     Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purpose of this Prospectus to the extent a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and certain regional offices. Copies can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at the prescribed rates.
(See "ADDITIONAL INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.")

     The Company will provide, without charge, a copy of the information incorporated in this Prospectus by reference, including copies of the periodic reports of the Company filed with the Commission (not including the exhibits thereto), to anyone requesting a copy. Requests should be directed to Craig Allen, Chief Financial Officer, LarsonoDavis Incorporated, 1681 West 820 North, Provo, Utah 84601, telephone (801) 375-0177.

     No person is authorized to provide any information or to make any representation not contained in this Prospectus and any such information or representation made or given must not be relied on as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale under this Prospectus shall, under any circumstance, create any implication that the information in this Prospectus is current as of such date.


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by detailed information and financial statements appearing elsewhere in this Prospectus and the periodic reports of the Company filed with the Commission that are incorporated into this Prospectus by reference.

                                  The Company

     The Company is engaged in the design and development of analytical instruments. The Company has been in the business of developing, manufacturing, and marketing precision acoustical and vibration instrumentation since 1981.
The Company is currently committed to commercializing four additional families of products, its time-of-flight mass spectrometry related instruments ("TOFMS"), its separation technology ("SFC"), its polymer analysis technology ("CrossCheck"), and its particle analysis technology ("PAMS"). In 1996, the Company initiated sales of its TOF2000, to the semiconductor industry through an exclusive marketing agreement with a major distributor to this market. The Company is currently refining other related technologies to design low-cost, high-speed, mass spectrometry-based data acquisition and digital processing products for potential applications in other industries.

     The Company is dedicating significant amounts to technological research, product development, and marketing strategies. The Company believes that the patents underlying its technologies are either unique or represent advances on existing products in the analytical instrumentation market and that it can design and produce instruments that are technically superior to those available today. However, much of the potential success of the Company depends on the successful development of commercial products, the existence or creation of a market demand for any products that may be developed, the ability of the Company to achieve significant market penetration for any such products in several large markets against strong competition, the ability to enforce its patents, and the ability of the Company to produce and market any such products on a profitable basis. Such an effort requires a significant dedication of time, expertise, and money, and there can be no assurance of ultimate success.

     This Prospectus and the Company's reports filed with the Commission contain certain forward looking statements and information relating to the Company and its business that are based on the beliefs of management of the Company and assumptions made concerning information currently available to management. Such statements reflect the current views of management of the Company and are not intended to be accurate descriptions of the future. The discussion of the future business prospects of the Company is subject to a number of risks and assumptions, including the completion of commercial products within projected time frames, the market acceptance of products, the ability of the Company to successfully address technical and manufacturing problems in producing new products, the Company's ability to enter into favorable strategic alliances, joint ventures, or other collaborative arrangements with established industry partners, the success of the marketing efforts of the Company and the entities with which it has agreements, the success of the Company in developing its technology and designing and constructing products based on that technology, the ability of the Company to successfully protect its patent rights to prevent competitors from benefiting from the technology, the ability of the Company to compete with larger, more established entities, and the ability of the Company to obtain the necessary financing to successfully complete its goals. Should one or more of these or other risks materialize or if the underlying assumptions of management prove incorrect, actual results of the Company may vary materially from those described. The Company does not intend to update these forward looking statements, except as may occur in the regular course of its periodic reporting obligations.

     The Company has two active wholly-owned subsidiaries, LarsonoDavis Laboratories ("LDL"), and Sensar Corporation ("Sensar"). Unless the context otherwise requires, when used herein, the term "Company" refers to LarsonoDavis Incorporated and its subsidiaries.

     The Company's principal executive offices are located at 1681 West 820 North, Provo, Utah 84601. The Company's telephone number at that location is
(801) 375-0177.

                                  The Offering

     This offering relates to the sale by the Selling Shareholders of 2,132,226 shares of Common Stock issuable on the conversion of the 1998 Preferred Stock or the exercise of the $4.50 Warrants. The number of shares offered may vary based on the conversion provisions of the Preferred Stock, which are based on the trading price of the Common Stock at the time of conversion.

     The 1998 Preferred Stock and $4.50 Warrants were issued as units in a private placement (the "Private Placement") to a limited number of investors. The Private Placement was conducted in reliance on exemptions from the registration requirements of the Securities Act and, as such, the 1998 Preferred Stock and $4.50 Warrants issued in the Private Placement and any Common Stock that may be issued on conversion of the 1998 Preferred Stock or exercise of the $4.50 Warrants are restricted securities and are not transferable, except pursuant to a registration statement or an available exemption from registration.

     This Prospectus is part of a Registration Statement filed to meet the Company's contractual obligation to permit the sale by the Selling Shareholders of the Common Stock to be issued on the conversion of the 1998 Preferred Stock and the exercise of the $4.50 Warrants. (See "PLAN OF DISTRIBUTION.")


Securities offered by the Selling Shareholders    2,132,226 shares of Common
                                                  Stock.  (See "PLAN OF
                                                  DISTRIBUTION.")

Common Stock outstanding before offering          12,547,636 shares(1)

Common Stock outstanding after offering           14,679,862 shares(2)

No Net Proceeds                                   The Company will not receive
                                                  any proceeds from the sale
                                                  of the Common Stock by the
                                                  Selling Shareholders. (See
                                                  "USE OF PROCEEDS.")

Nasdaq Symbol                                     LDII

[FN]

(1) Does not include shares issuable under: (i) options to purchase 2,560,976 shares of Common Stock at exercise prices ranging from $2.00 to $7.50 per share with an average weighted exercise price of $4.31 per share; (ii) the 1998 Preferred Stock; (iii) warrants to acquire 2,100,167 shares of Common Stock at an average weighted exercise price of $7.11; or (iv) the $4.50 Warrants. (See "PRINCIPAL SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")
(2) Does not include options to purchase 2,560,976 shares of Common Stock at exercise prices ranging from $2.00 to $7.50 per share with an average weighted exercise price of $4.31 per share, or warrants to acquire 2,100,167 shares of Common Stock at an average weighted exercise price of $7.11 per share.


                                Use of Proceeds

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. If the Selling Shareholders elect to exercise all of the outstanding $4.50 Warrants, for which there is no obligation, the Company would receive gross proceeds of $3,150,000. (See "USE OF PROCEEDS.")


                                  RISK FACTORS

     The acquisition of the Common Stock involves certain risks. The following factors, in addition to the other information and financial data set forth elsewhere in this Prospectus or incorporated herein by reference, should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby.

The Company's Activities

     Risks Inherent in the Development of Marketable Products. The Company's current losses are partially the result of increased expenses associated with the effort to develop commercial products based on the Company's acquired and internally developed technology. Since September 30, 1995 (the fiscal quarter immediately prior to the acquisition of Sensar Corporation), the Company's research and development expenses have increased from an average of approximately 14% of revenues to an average of approximately 42% of revenues. Over the same period of time, selling, general, and administrative expenses have increased from approximately 48% of revenues to approximately 59% of revenues. While the Company has recently introduced some new products, it is anticipated that the development effort will continue to require the expenditure of significant amounts. There can be no assurance that the technology of the Company can be developed into marketable products that will be sufficiently successful to recover the research and development costs and the carrying value of the related technology. In the event the Company is unable to develop sufficiently successful products, it may be required to write the carrying value of the related technology reflected on its balance sheets down and charge such reduction to current operations, thereby increasing the losses of the Company.

     Risks Associated with Delays in the Company's Development Efforts. The Company has experienced delays in the development and introduction of marketable products, both in its acoustics and vibration products and products based on acquired technology. The introduction of several recent planned acoustic and vibration products and its Jaguar Mass Spectrometer were delayed in excess of one year. As a result of such delays, revenues from new products have been lower than anticipated. Continuing delays in the introduction of products will result in ongoing losses until such time as revenues from new products increase significantly. Such losses may make it difficult or impossible for the Company to obtain the necessary funding to continue its development effort.

     Need for Additional Funds. The extent of the Company's additional funding needs for development of its technology and expansion of its business cannot currently be estimated, but it is possible that the interest of the Company's shareholders will continue to be diluted if the Company seeks funding through the sale of additional securities or through joint venture or industry partnering arrangements. The cash needs of the Company during the preceding two fiscal years to pay the costs of its development, business acquisitions and dispositions, and operating losses have been primarily met by the sale of equity securities. The Company received net proceeds of approximately $4,600,000 for the year ended December 31, 1997, $1,500,000 in the six months ended December 31, 1996, and $9,300,000 in the year ended June 30, 1996. Since December 31, 1997, the Company has received gross proceeds of approximately $3,900,000 from the Private Placement and the exercise of warrants. There can be no assurance that this source of funds (or any other source) will be available to the Company when required or, if available, that such funds can be obtained on terms acceptable or favorable to the Company. (See "Financial Statements" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included in the Company's reports on Form 10-Q for the quarter ended March 31, 1998, and on Form 10-K for the year ended December 31, 1997, incorporated herein by reference.)

     Continuing Significant Losses. The Company had a net loss of $1,045,997 for the quarter ended March 31, 1998, $14,817,811 for the year ended December 31, 1997, $1,643,920 for the six months ended December 31, 1996, and $1,706,248 for the year ended June 30, 1996. The Company expects continued losses in the near future. If the Company continues to experience ongoing operating losses, this may adversely affect the Company's ability to obtain any additional financing it may need in the future and may ultimately adversely affect the Company's ability to continue as a going concern.

     Risks Associated With Patent Protections. The Company's acquired technology is subject to various patents. These patents have primarily been granted since 1990. None of the patents have been the subject of patent litigation. Patents provide protection to the inventor for a limited time (typically 17 to 20 years), require disclosure of the patented concept which may permit others to accomplish the same end by different methods, and can be challenged. To the extent that the Company is not able to successfully defend its patents in the case of a challenge or it loses its patent protection, either through the passage of time or the successful duplication of the result without patent infringement, the Company would no longer be able to prevent competitors from manufacturing and marketing products directly competitive to its proposed products. Such a result may have a material adverse impact on the future of the Company.

     Dependence on Independent Representatives. The Company's products are marketed through independent representatives. The Company does not have control over the business of such representatives. The loss or business failure of one or more of these representatives could have a material adverse impact on the business of the Company.

     Dependence on SAES Getters. The Company markets its TOF2000 product to the semiconductor industry primarily through SAES Getters S.p.A. ("SAES"). SAES did not meet its minimum sales requirements in 1996 and 1997. While the failure of SAES to meet these requirements permits the Company to market the product directly or to license it to another third-party, if SAES continues to not meet its minimum sales requirements, this could adversely affect the future prospects of the Company.

     Dependence on Key Employees. The business of the Company is to some extent dependent on its management and technical team and their substantial experience. The loss of one or more of these individuals could result in adverse effects on the Company's proposed activities. The Company does not maintain key man life insurance on any of its employees for the benefit of the Company. (See "DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT" included in the Company's report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference.)

     Risks of International Sales. Sales outside the United States make up a significant portion of the Company's revenues. Accordingly, the Company's future results could be adversely affected by a variety of factors, including changes in foreign currency exchange rates, changes in a specific country's or region's political or economic conditions, trade protection measures, import or export licensing requirements, the overlap of different tax structures, unexpected changes in regulatory requirements, and natural disasters.

     Risk of Termination of Line of Credit. The Company terminated its line of credit since the credit costs were so high in comparison with the credit limits and the borrowing terms so restrictive. The Company no longer has a working line of credit, and there can be no assurance that it will be able to obtain a line of credit in the future. If a line of credit is not available, it could materially adversely affect the Company.

     Intense Competition. The development and marketing of precision analytical instruments is highly competitive. Many of the Company's competitors have greater financial resources, broader development programs, greater customer recognition, and a greater number of managerial and technical personnel.
Because the Company's resources are limited and it has not established a significant market share for its products, there can be no assurance that it will be able to compete effectively. (See "BUSINESS: Competition" included in the Company's report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference.)

     Future Charges Related to Capitalized Costs. Included in the Company's balance sheets are product technology acquisition costs, license rights, software development costs, and goodwill. Such costs are capitalized and amortized over the estimated useful lives of the associated assets, ranging from one to fifteen years. As of March 31, 1998, the Company had intangible assets, net of accumulated amortization, with respect to these items of $3,013,421.
This amount will be charged to expense over the remaining amortization periods and will consequently reduce earnings in future periods. (See "Financial Statements" included in the Company's reports on Form 10-Q for the quarter ended March 31, 1998, and on Form 10-K for the year ended December 31, 1997, incorporated herein by reference.)

General Risks Relating to Offering

     Market Impact of Offering. This Prospectus relates to the sale of 2,132,226 shares of Common Stock (subject to adjustment) by the Selling Shareholders. The Company will not receive any proceeds from these sales and has prepared this Prospectus in order to meet its contractual obligations to the Selling Shareholders. The shares that can be sold by the Selling Shareholders under this Prospectus represent approximately 17.0% of the currently issued and outstanding Common Stock. The sale of such a significant block of stock, or even the possibility of its sale, may adversely affect the trading market for the Common Stock and reduce the prices available in that market.

     Risks Associated with the Potential Exercise of the Substantial Options and Warrants Outstanding. The Company has issued and outstanding warrants and options to purchase up to 5,361,143 shares of Common Stock. Of this amount, 1,375,000 shares of Common Stock are subject to options held by executive officers and directors with exercise prices ranging from $2.9375 to $6.50 per share. The existence of such rights to acquire Common Stock at fixed prices may prove a hindrance to future equity and debt financing by the Company and the exercise of such rights will dilute the percentage ownership interest of the stockholders of the Company and may dilute the value of their ownership. The sale of the Common Stock pursuant to this Prospectus and the possible future sale of Common Stock issuable on the exercise of other outstanding rights could adversely affect the prevailing market price of the Company's Common Stock. Further, the holders of the outstanding rights may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. (See "PLAN OF DISTRIBUTION" and "SELLING SHAREHOLDERS.")

     Lack of Due Diligence Review. The Selling Shareholders reviewed certain information concerning the Company, its business, and its proposed activities in connection with their acquisition of the 1998 Preferred Stock or the $4.50 Warrants. However, no securities broker-dealer or other person has been engaged to perform any due diligence or similar review of this offering or the Company on behalf of the Selling Shareholders, persons who may purchase Common Stock in this offering, or any other person.

     Potential for Issuance of Additional Common Stock. The Company has an authorized capital of 290,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock. As of May 21, 1998, 12,547,636 shares of Common Stock and 3,500 shares of 1998 Preferred Stock were issued and outstanding, with an additional approximately 7.6 million shares of Common Stock reserved for issuance on the exercise or conversion of preferred stock, warrants, and options. The Company's board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of shareholders and may dilute the book value of the Company's Common Stock.

     Lack of Objective Standards in Determination of Purchase and Exercise Price. The terms of the 1998 Preferred Stock and the $4.50 Warrants were determined by negotiations between the Company and the Selling Shareholders holding such 1998 Preferred Stock and $4.50 Warrants. These negotiations took into account the history of, and recent prices for, the Common Stock as quoted on Nasdaq, the business history and prospects of the Company, an assessment of the Company's management, the Company's need for capital, the number of securities to be offered, and the general condition of the securities market. The prices at which the Selling Shareholders may sell shares of Common Stock in this offering will be individually negotiated or based on the market price for the Common Stock at the time of the transactions. Such prices do not necessarily bear a relationship to the assets, earnings, or book value of the Company or any other traditional criteria of value. (See "MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS" included in the Company's report on Form 10-K for the year ended December 31,1997, incorporated herein by reference and "PLAN OF DISTRIBUTION.")

     No Dividends. The Company has not paid, and does not plan to pay, dividends on its Common Stock in the foreseeable future, even if it were profitable. (See "PLAN OF DISTRIBUTION.") Other than the payment of its obligations to the holders of the 1998 Preferred Stock, earnings, if any, are expected to be used to advance the Company's activities and for general corporate purposes, rather than to make distributions to shareholders.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders. The Company anticipates that it will incur costs of approximately $42,500 in connection with the transactions described in this Prospectus, including filing fees, transfer agent costs, printing costs, listing fees, and legal and accounting fees. If all of the $4.50 Warrants are exercised in order to sell all of the Common Stock subject to this Prospectus, of which there is no assurance, the Company would receive additional gross proceeds of $3,150,000. To the extent that net proceeds from the exercise of the $4.50 Warrants are received by the Company, such proceeds will be used to fund the expansion of the business of the Company, the development of the Sensar and CrossCheck Technology, and general corporate purposes.


                              PLAN OF DISTRIBUTION

Restricted Nature of Securities

     The 1998 Preferred Stock and the $4.50 Warrants were issued in the Private Placement and they, together with any Common Stock issued on their conversion or exercise, are restricted securities as that term is defined in the rules and regulations adopted under the Securities Act. The 1998 Preferred Stock, and $4.50 Warrants, and the Common Stock issued on the conversion of the 1998 Preferred Stock or the exercise of the $4.50 Warrants may not be transferred in the absence of registration under the Securities Act or the availability of an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Registration Statement of which this Prospectus forms a part is filed to register the sale by the Selling Shareholders of the Common Stock to be issued on the conversion of the 1998 Preferred Stock and the exercise of the $4.50 Warrants.

Sale of Common Stock by Selling Shareholders

     The Common Stock may be sold from time to time by the Selling Shareholders or by pledgees, transferees, or other successors in interest, on the Nasdaq National Market (or such other exchange on which the securities are listed at the time of sale) at prices and terms then prevailing or related to the then current market price, or directly to purchasers in privately negotiated transactions. The Common Stock may be sold by various methods, including, but not limited to, (a) directly to a purchaser in a privately negotiated transaction; (b) to securities brokers or dealers as principals; (c) in market transactions through broker-dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Common Stock for whom they may act as agent; (d) in block transactions in which a broker or dealer may act as an agent of the Selling Shareholder or may position and resell all or a portion of the block as a principal in order to facilitate the transaction; (e) in connection with a foreclosure or other transaction by the holder of a security interest in the stock; or (f) in transactions exempt from the registration requirements of the Securities Act, including transactions made in reliance on Rule 144. The Selling Shareholders, and any dealers or brokers that participate in the distribution of the Common Stock, may be deemed to be "underwriters" as that term is defined in the Securities Act, and any profit on the sale of Common Stock by them and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has no understandings or arrangements with broker-dealers in connection with such sales.

     The Common Stock may be sold by the Selling Shareholders from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices. The Company will pay the expenses of this offering incident to the registration of the offer and sale of the Common Stock to the public, other than commissions and discounts of broker-dealers through which such Common Stock is sold. The Company does not intend to enter into any agreement with any securities dealer concerning solicitation of offers to purchase the Common Stock.

Determination of Offering Price

     With respect to the shares of Common Stock offered for sale by the Selling Shareholders, such shares shall be sold from time to time at such prices as the Selling Shareholders shall determine may be in their best interests and at which a willing buyer can be found. Such prices may not be related to the assets, earnings, or book value of the Company or any other recognized criteria of value.

     There can be no assurance that the Selling Shareholders will sell any or all of the Common Stock subject to this Prospectus.


                              SELLING SHAREHOLDERS

     The following table sets forth certain information, as of the date of this Prospectus, with respect to the Selling Shareholders and the shares of Common Stock to be sold by them. The percentage calculations for the number of shares subject to the 1998 Preferred Stock and $4.50 Warrants and the total number of shares held by each Selling Shareholder gives effect to the acquisition of Common Stock on the conversion or exercise of the 1998 Preferred Stock or $4.50 Warrants held by such Selling Shareholder. The number of shares of Common Stock shown for the conversion of the 1998 Preferred Stock is based on the price of the Common Stock, as reported by Nasdaq, of $2.875 as of May 21, 1998. Under the provisions of the Preferred Stock, it is convertible at 85% of the market price of the Common Stock at the time of conversion so the number of shares of Common Stock issuable on conversion will vary depending on changes in the market price of the Common Stock. Except as specifically noted, none of the Selling Shareholders hold securities of the Company that are not being sold pursuant to this Prospectus.

     The Selling Shareholders named below confirmed at the time they acquired the 1998 Preferred Stock and $4.50 Warrants that such securities were acquired for investment purposes only and without a view toward their resale and acknowledged the existence of restrictions on resale applicable to such securities. Such Selling Shareholders can sell such securities only in limited circumstances. The Company is not aware of any intention by any Selling Shareholder to sell the 1998 Preferred Stock or the $4.50 Warrants prior to their conversion or exercise. This offering relates only to the sale of shares of 1998 Preferred Stock or the $4.50 Warrants to be held by the Selling Shareholders named in the following table on conversion of the 1998 Preferred Stock or exercise of the $4.50 Warrants.

                                           Now Owned              Securities               After Offering
                                   -------------------------     -------------       -------------------------
     Selling Shareholders          Number(1)      Percent(2)     To Be Sold(3)        Number        Percent(4)
------------------------------     ---------      ----------     -------------       --------       ----------

Ferdi N. Levi
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock                3,581         0.0%             3,581                 0          0.0%
  $4.50 Warrants                      1,750         0.0%             1,750                 0          0.0%
                                      -----         ----             -----            ------          ----
  Total                               5,331         0.0%             5,331                 0          0.0%

Shekel Hakodesh
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock                3,581         0.0%             3,581                 0          0.0%
  $4.50 Warrants                      1,750         0.0%             1,750                 0          0.0%
                                      -----         ----             -----            ------          ----
  Total                               5,331         0.0%             5,331                 0          0.0%

Richard Bruce Raminowitz
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock                3,581         0.0%             3,581                 0          0.0%
  $4.50 Warrants                      1,750         0.0%             1,750                 0          0.0%
                                      -----         ----             -----            ------          ----
  Total                               5,331         0.0%             5,331                 0          0.0%

Tom Meyer
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock                7,161         0.1%             7,161                 0          0.0%
  $4.50 Warrants                      3,500         0.0%             3,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              10,661         0.1%            10,661                 0          0.0%

Haskell Nebensahl
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock                7,161         0.1%             7,161                 0          0.0%
  $4.50 Warrants                      3,500         0.0%             3,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              10,661         0.1%            10,661                 0          0.0%

Clifton Management &
Trading, Inc.
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock                7,161         0.1%             7,161                 0          0.0%
  $4.50 Warrants                      3,500         0.0%             3,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              10,661         0.1%            10,661                 0          0.0%

Seth Joseph Antine
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock                7,161         0.1%             7,161                 0          0.0%
  $4.50 Warrants                      3,500         0.0%             3,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              10,661         0.1%            10,661                 0          0.0%

Josh Berkowitz
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock                7,161         0.1%             7,161                 0          0.0%
  $4.50 Warrants                      3,500         0.0%             3,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              10,661         0.1%            10,661                 0          0.0%

Fred Rudy
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock                7,161         0.1%             7,161                 0          0.0%
  $4.50 Warrants                      3,500         0.0%             3,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              10,661         0.1%            10,661                 0          0.0%

Moshe Mueller(5)
  Common Stock                        6,000         0.0%                 0             6,000          0.0%
  1998 Preferred Stock                7,161         0.1%             7,161                 0          0.0%
  $4.50 Warrants                      3,500         0.0%             3,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              16,661         0.1%            10,661                 0          0.0%

Friends of Kiryat Meor
Chaim
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock               14,322         0.1%            14,322                 0          0.0%
  $4.50 Warrants                      7,000         0.1%             7,000                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              21,322         0.2%            21,322                 0          0.0%

Shor Yoshuv Institute
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock               21,483         0.2%            21,483                 0          0.0%
  $4.50 Warrants                     10,500         0.1%            10,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              31,983         0.3%            31,983                 0          0.0%

The Jerusalem Fund, Inc.
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock               21,483         0.2%            21,483                 0          0.0%
  $4.50 Warrants                     10,500         0.1%            10,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              31,983         0.3%            31,983                 0          0.0%

OHR Somayach
Tanenbaum
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock               21,483         0.2%            21,483                 0          0.0%
  $4.50 Warrants                     10,500         0.1%            10,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              31,983         0.3%            31,983                 0          0.0%

Yeshiva of Telshe Alumni
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock               21,483         0.2%            21,483                 0          0.0%
  $4.50 Warrants                     10,500         0.1%            10,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              31,983         0.3%            31,983                 0          0.0%

Abraham Elias
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock               21,483         0.2%            21,483                 0          0.0%
  $4.50 Warrants                     10,500         0.1%            10,500                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              31,983         0.3%            31,983                 0          0.0%

BHSY Special Projects
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock              146,803         1.2%           146,803                 0          0.0%
  $4.50 Warrants                     71,750         0.6%            71,750                 0          0.0%
                                    -------         ----           -------            ------          ----
  Total                             218,553         1.7%           218,553                 0          0.0%

Philip Huberfeld
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock               42,967         0.3%            42,967                 0          0.0%
  $4.50 Warrants                     21,000         0.2%            21,000                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              63,967         0.5%            63,967                 0          0.0%

Rita Folger
  Common Stock                            0         0.0%                 0                            0.0%
  1998 Preferred Stock               42,967         0.3%            42,967                 0          0.0%
  $4.50 Warrants                     21,000         0.2%            21,000                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              63,967         0.5%            63,967                 0          0.0%

Fagey Steinberg
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock               42,967         0.3%            42,967                 0          0.0%
  $4.50 Warrants                     21,000         0.2%            21,000                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              63,967         0.5%            63,967                 0          0.0%

American Friends of
Tiferet Tiberias
Institutions, Inc.
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock               42,967         0.3%            42,967                 0          0.0%
  $4.50 Warrants                     21,000         0.2%            21,000                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              63,967         0.5%            63,967                 0          0.0%

Chesed Avraham
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock               42,967         0.3%            42,967                 0          0.0%
  $4.50 Warrants                     21,000         0.2%            21,000                 0          0.0%
                                     ------         ----            ------            ------          ----
  Total                              63,967         0.5%            63,967                 0          0.0%

Richard Stadtmaur
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock               85,934         0.7%            85,934                 0          0.0%
  $4.50 Warrants                     42,000         0.3%            42,000                 0          0.0%
                                    -------         ----           -------            ------          ----
  Total                             127,934         1.0%           127,934                 0          0.0%

Wayne Saker
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock              100,256         0.8%           100,256                 0          0.0%
  $4.50 Warrants                     49,000         0.4%            49,000                 0          0.0%
                                    -------         ----           -------            ------          ----
  Total                             149,256         1.2%           149,256                 0          0.0%

Murray Kushner
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock              114,578         0.9%           114,578                 0          0.0%
  $4.50 Warrants                     56,000         0.4%            56,000                 0          0.0%
                                    -------         ----           -------            ------          ----
  Total                             170,578         1.3%           170,578                 0          0.0%

Jules Norducht
  Common Stock                       20,000         0.2%                 0            20,000          0.1%
  1998 Preferred Stock              143,223         1.1%           143,223                 0          0.0%
  $4.50 Warrants                     70,000         0.6%            70,000                 0          0.0%
                                    -------         ----           -------            ------          ----
  Total                             233,223         1.8%           213,223            20,000          0.1%

Charles Kushner
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock              200,512         1.6%           200,512                 0          0.0%
  $4.50 Warrants                     98,000         0.8%            98,000                 0          0.0%
                                    -------         ----           -------            ------          ----
  Total                             298,512         2.3%           298,512                 0          0.0%

The Ace Foundation
  Common Stock                            0         0.0%                 0                 0          0.0%
  1998 Preferred Stock              243,478         1.9%           243,478                 0          0.0%
  $4.50 Warrants                    119,000         0.9%           119,000                 0          0.0%
                                    -------         ----           -------            ------
  Total                             362,478         2.8%           362,478                 0          0.0%

[FN]

(1) This column reflects shares of Common Stock owned by the Selling Shareholders, assuming the conversion of the 1998 Preferred Stock based on the closing price of the Company's Common Stock of $2.875 as of May 21, 1998, and the exercise of the $4.50 Warrants.
(2) The percentage ownership of Common Stock is calculated based on the total number of issued and outstanding shares of 12,547,636 as of May 21, 1998. The percentage ownership of each category of 1998 Preferred Stock and $4.50 Warrants assumes the conversion of the 1998 Preferred Stock or the exercise of the $4.50 Warrants, as the case may be, held by the individual Selling Shareholder. The percentage calculation for the total held by each Selling Shareholder assumes the conversion of all of the 1998 Preferred Stock or the exercise of all of the $4.50 Warrants held by that Selling Shareholder.

(3) Reflects the number of shares of Common Stock to be sold pursuant to the offering described in this Prospectus.

(4) The percentage ownership calculations after the offering assume the conversion or exercise of all the 1998 Preferred Stock and $4.50 Warrants necessary to issue all of the shares of Common Stock subject to this offering, increasing the issued and outstanding Common Stock to 14,679,862.
(5) Mr. Mueller is a principal in Mueller & Company, which acted as a finder in connection with the placement of the 1998 Preferred Stock and $4.50 Warrants by the Company. Mueller & Company was paid an aggregate of $210,000 by the Company for such services.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     The description of the Company's Common Stock is incorporated by this reference to the Company's registration statement on Form 8-A, SEC File Number 0-17020, effective March 4, 1997.

     The transfer agent for the Company's Common Stock is Progressive Transfer Company, 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone
(801) 277-1400.


                                 LEGAL MATTERS

     The law firm of Kruse, Landa & Maycock, L.L.C., Salt Lake City, Utah, counsel to the Company, has rendered an opinion that the shares of Common Stock issuable on conversion or exercise of the 1998 Preferred Stock or $4.50 Warrants will be, when issued in accordance with the terms of the Warrant Agreements, legally issued, fully paid, and nonassessable under Nevada corporation laws.


                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997, and for the year then ended, as of December 31, 1996, and for the six months then ended, and as of June 30, 1996, and for the year then ended, incorporated by reference in this Prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report, and have been so incorporated by reference in reliance on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of the Company for the year ended June 30, 1995, incorporated by reference in this Prospectus, have been audited by Peterson, Siler and Stevenson (currently known as Pritchett, Siler & Hardy, P.C.), independent certified public accountants, as stated in their report, and have been so incorporated by reference in reliance on the authority of such firm as experts in accounting and auditing.


                           ADDITIONAL INFORMATION AND
               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference hereby is made. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or other document is an exhibit to the registration statement or a report incorporated herein by this reference, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit. Any interested party may inspect the Registration Statement and its exhibits, as well as the other reports and information filed by the Company, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Any interested party may obtain copies of all or any portion of the Registration Statement and its exhibits we well as the other reports and information filed by the Company at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the SEC at http://www.sec.gov.

     The Company's Common Stock is listed on the Nasdaq National Market and trades under the symbol "LDII." Reports and other information concerning the Company can be inspected at the offices of Nasdaq at 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

     The Company, by this reference, hereby incorporates its report on Form 10-K for the year ended December 31, 1997, its report on Form 10-Q for the quarter ended March 31, 1998, and its interim reports on Form 8-K dated January 7, 1998, February 13, 1998, and May 1, 1998, into this Prospectus. The Company also incorporates the description of its Common Stock included in its registration statement on Form 8-A, SEC Number 0-17020, effective March 4, 1997.

     In addition, all documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering described in this Prospectus shall be deemed to be incorporated in this Prospectus by this reference.


     COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The articles of incorporation of the Company provide for the indemnification of the officers and directors to the full extent permitted by Nevada corporate law. Such indemnification includes the advancement of costs and expenses and extends to all matters, except those in which there has been intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of the Nevada Revised Statutes and could include indemnification for liabilities under the provisions of the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities subject to this offering, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         TABLE OF CONTENTS


Section                           Page                 LARSON.DAVIS
                                                       INCORPORATED
Prospectus Summary...................3
Risk Factors.........................5
Use of Proceeds......................8
Plan of Distribution.................8
Selling Shareholders................10
Description of Securities to be
Registered..........................13        2,132,226 Shares of Common Stock
Legal Matters.......................13
Experts.............................13
Additional Information and
Incorporation of Certain
  Information by Reference..........14
Commission Position on
Indemnification for
  Securities Act Liabilities........15                  PROSPECTUS


   No dealer, salesman, or other
person has been authorized in
connection with this offering to give
any information or to make any
representation other than as
contained in this Prospectus and, if
made, such information or
representation must not be relied on
as having been authorized by the
Company.  This Prospectus does not
constitute an offer to sell or the
solicitation of an offer to buy any
securities covered by this Prospectus
in any state or other jurisdiction to
any person to whom it is unlawful to
make such offer or solicitation in
such state or jurisdiction.                         ---------------, 1998




                                    PART  II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


             ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee                  $   1,693
Legal fees                                                              15,000
State "blue sky" fees and expenses (including attorneys' fees)           1,500
Accounting fees and expenses                                             5,000
Transfer agent fees                                                      1,000
Printing expenses                                                          807
Listing fees                                                            17,500
                                                                     ---------
                                                         Total       $  42,500
                                                                     =========


     All expenses, except the SEC fees, are estimates.

     The Selling Shareholders will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the Common Stock offered hereby in those transactions completed to or through securities broker and/or dealers in the form of markups, markdowns, or commissions.


              ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.037 of the Nevada corporation law and "ARTICLE VII. INDEMNIFICATION OF DIRECTORS AND OFFICERS" of the Registrant's articles of incorporation provide for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 17. UNDERTAKINGS.")


                               ITEM 16.  EXHIBITS

     Copies of the following documents are included as exhibits to this Registration Statement, pursuant to item 601 of regulation S-K.

Exhibits

                     SEC
Exhibit           Reference
  No.                No.           Title of Document                                    Location
-------           ---------        ----------------------------------------------       ----------------------
  1                 (3)            Articles of Incorporation, as amended                Exhibit to report on
                                   November 3, 1987                                     Form 10-K for the year
                                                                                        ended June 30, 1988*

  2                 (3)            Certificate of Amendment to the                      Exhibit to report on
                                   Articles of Incorporation                            Form 10-K for the year
                                   filed July 3, 1989                                   ended June 30, 1989*

  3                 (3)            Designation of Rights, Privileges, and               Registration Statement
                                   Preferences of 1995 Series Preferred Stock           filed on Form SB-2,
                                                                                        Exhibit 3, SEC File
                                                                                        No. 33-59963*

  4                 (3)            Designation of Rights, Privileges, and               Exhibit to report on
                                   Preferences of 1998 Series A Preferred Stock         Form 8-K dated
                                                                                        February 13, 1998*

  5                 (3)            Bylaws                                               Registration Statement
                                                                                        filed on Form S-18,
                                                                                        Exhibit 5, SEC File
                                                                                        No. 33-3365-D*

  6                 (4)            Form of Registration Rights Agreement                Exhibit to report on
                                                                                        Form 8-K dated
                                                                                        February 13, 1998*

  7                 (4)            Form of $6.25 Warrant                                Exhibit to report on
                                                                                        Form 10-KSB for the
                                                                                        year ended
                                                                                        June 30, 1996*

  8                 (4)            Form of $4.50 Warrant                                Exhibit to report on
                                                                                        Form 8-K dated
                                                                                        February 13, 1998*

  9                 (10)           1987 Stock Option Plan of LarsonoDavis               Exhibit to report on
                                   Incorporated, as amended                             Form 10-K for the year
                                                                                        ended June 30, 1988*

  10                (10)           1991 Employee Stock Award Plan of                    Exhibit to report on
                                   LarsonoDavis Incorporated                            Form 10-K for the year
                                                                                        ended June 30, 1992*

  11                (10)           1991 Director Stock Option and Stock                 Exhibit to report on
                                   Award Plan of LarsonoDavis                           Form 10-K for the year
                                   Incorporated                                         ended June 30, 1992*

  12                (10)           Amended and Restated 1996 Director                   Exhibit to report on
                                   Stock Option Plan                                    Form 10-Q for
                                                                                        the quarter ended
                                                                                        March 31, 1997*

  13                (10)           1997 Employee Stock Purchase Plan                    Exhibit to report on
                                                                                        Form 10-K for
                                                                                        the transitional
                                                                                        period ended
                                                                                        December 31, 1996*

  14                (10)           1997 Stock Option and Award Plan                     Exhibit to report on
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        March 31, 1997*

  15                (10)           Technology License, Assumption, and                  Exhibit to report on
                                   Maintenance Agreement between                        Form 8-K/A dated
                                   LarsonoDavis Incorporated and                        June 30, 1995*
                                   Harris Miller Miller & Hanson, Inc.,
                                   dated August 15, 1995

  16                (10)           Semiconductor Industry TOF Marketing                 Exhibit to report on
                                   Agreement between Sensar Corporation                 Form 10-QSB dated
                                   (subsidiary of LarsonoDavis Incorporated)            September 30, 1995*
                                   and SAES Getters S.p.A.

  17                (10)           Product Development and Marketing                    Exhibit to report on
                                   Agreement between LarsonoDavis                       Form 10-K for
                                   Incorporated and System Sales                        the transitional
                                   Representatives, Inc., dated                         period ended
                                   September 25, 1996                                   December 31, 1996*

  18                (10)           Technical Information Agreement and                  Exhibit to report on
                                   Patent License Agreement between                     Form 10-Q for the
                                   LarsonoDavis Incorporated and                        quarter ended
                                   Lucent Technologies, Inc.,                           June 30, 1997*
                                   effective as of July 1, 1997

  19                (10)           Consulting Agreement between LarsonoDavis            Exhibit to report on
                                   Incorporated and STAT Associates, Inc.,              Form 8-K dated
                                   dated March 19, 1996                                 March 19, 1996*

  20                (10)           Executive Employment Agreement between               Exhibit to report on
                                   LarsonoDavis Incorporated and Brian G.               Form 10-QSB dated
                                   Larson, dated January 3, 1996                        March 31, 1996*

  21                (10)           Termination Agreement between                        Exhibit to report on
                                   LarsonoDavis Incorporated and                        Form 10-Q for the
                                   Brian G. Larson dated November 14, 1997              quarter ended
                                                                                        September 30, 1997*

  22                (10)           Executive Employment Agreement between               Exhibit to report on
                                   LarsonoDavis Incorporated and Larry J.               Form 10-QSB dated
                                   Davis, dated January 3, 1996                         March 31, 1996*

  23                (10)           Termination Agreement between                        Exhibit to report on
                                   LarsonoDavis Incorporated and                        Form 10-Q for the
                                   Larry J. Davis dated November 14, 1997               quarter ended
                                                                                        September 30, 1997*

  24                (10)           Executive Employment Agreement between               Exhibit to report on
                                   LarsonoDavis Incorporated and Dan J.                 Form 10-QSB dated
                                   Johnson, dated January 3, 1996                       March 31, 1996*

  25                (10)           Termination Agreement between                        Exhibit to report on
                                   LarsonoDavis Incorporated and                        Form 10-Q for the
                                   Dan J. Johnson dated November 14, 1997               quarter ended
                                                                                        September 30, 1997*

  26                (10)           Employment Agreement between                         Exhibit to report on
                                   LarsonoDavis Incorporated and Craig E.               Form 10-K for
                                   Allen, dated December 9, 1996                        the transitional
                                                                                        period ended
                                                                                        December 31, 1996*

  27                (10)           Executive Employment Agreement                       Exhibit to report on
                                   between LarsonoDavis Incorporated                    Form 10-K for
                                   and Andrew Bebbington,                               the year ended
                                   effective November 17, 1997                          December 31, 1997*

  28                (10)           Executive Employment Agreement                       Exhibit to report on
                                   between LarsonoDavis Incorporated                    Form 10-K for
                                   and Jeffrey Cohen, dated February 2, 1998            the year ended
                                                                                        December 31, 1997*

  29                (10)           Agreement to Issue Warrants to                       Exhibit to report on
                                   Congregation Ahavas Tzdokah Z'Chesed                 Form 8-K dated
                                   dated May 15, 1996                                   May 15, 1996*

  30                (10)           Agreement to Issue Warrants to Ezer                  Exhibit to report on
                                   Mzion Organization                                   Form 8-K dated
                                   dated May 15, 1996                                   May 15, 1996*

  31                (10)           Form of Agreement to Issue Warrants to               Exhibit to report on
                                   Laura Huberfeld and Naomi Bodner                     Form 8-K dated
                                   dated May 15, 1996                                   May 15, 1996*

  32                (10)           Form of Agreement to Issue Warrants to               Exhibit to report on
                                   Jeffrey Rubin, Lenore Katz, Robert Cohen,            Form 8-K dated
                                   Jeffrey Cohen, Allyson Cohen, and                    May 15, 1996*
                                   Shawn Zimberg dated May 15, 1996

  33                (10)           Agreement to Issue Warrants entered into             Exhibit to report on
                                   between LarsonoDavis Incorporated and                Form 8-K dated
                                   Connie Lerner, dated May 29, 1996                    May 28, 1996*

  34                (10)           Agreement to Issue Warrants to                       Exhibit to:  report on
                                   Congregation Ahavas Tzdokah Z'Chesed                 Form 10-K for
                                   dated January 9, 1997, as amended                    the transitional
                                   April 16, 1997, June 5, 1997, and                    period ended
                                   November 14, 1997                                    December 31, 1996*;
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        March 31, 1997*;
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        June 30, 1997*; and
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        September 30, 1997*

  35                (10)           Agreement to Issue Warrants to Ezer                  Exhibit to:  report on
                                   Mzion Organization dated January 9, 1997,            Form 10-K for
                                   as amended April 16, 1997, June 5, 1997,             the transitional
                                   and November 14, 1997                                period ended
                                                                                        December 31, 1996*;
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        March 31, 1997*;
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        June 30, 1997*; and
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        September 30, 1997*

  36                 (10)          Agreement to Issue Warrants to                       Exhibit to:  report on
                                   Laura Huberfeld and Naomi Bodner                     Form 10-K for
                                   dated January 9, 1997, as amended                    the transitional
                                   April 16, 1997, June 5, 1997, and                    period ended
                                   November 14, 1997                                    December 31, 1996*;
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        March 31, 1997*;
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        June 30, 1997*; and
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        September 30, 1997*

  37                 (10)          Agreement to Issue Warrants to                       Exhibit to:  report on
                                   Connie Lerner, dated January 9, 1997,                Form 10-K for
                                   as amended April 16, 1997, June 5, 1997,             the transitional
                                   and November 14, 1997                                period ended
                                                                                        December 31, 1996*;
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        March 31, 1997*;
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        June 30, 1997*; and
                                                                                        Form 10-Q for the
                                                                                        quarter ended
                                                                                        September 30, 1997*

                    Agreements relating to research and
                    development work performed by the
                    Company in 1983 for two unrelated
                    funding entities:

  38                (10)           (a) License Option Agreement between                 Exhibit to report on
                                       LarsonoDavis Laboratories and                    Form 10-K for the year
                                       LDL Research and Development,                    ended June 30, 1988*
                                       Ltd., dated August 31, 1983

  39                (10)           (b) Cross License Option between                     Exhibit to report on
                                       LarsonoDavis Laboratories and                    Form 10-K for the year
                                       LDL Research and Development II,                 ended June 30, 1988*
                                       Ltd., dated November 21, 1983

  40                (16)           Letter from Peterson, Siler & Stevenson              Exhibit to report on
                                   regarding change in certifying accountants           Form 8-K dated
                                                                                        January 23, 1996*

  41                (21)           Subsidiaries of LarsonoDavis Incorporated            Exhibit to report on
                                                                                        Form 10-KSB for the
                                                                                        year ended
                                                                                        June 30, 1996*

  42                (5)            Opinion of Kruse, Landa & Maycock, L.L.C.
                                   regarding legality of Common Stock                   This Filing

  43                (23)           Consent of Grant Thornton LLP,
                                   independent certified public accountants             This Filing

  44                (23)           Consent of Pritchett Siler & Hardy, P.C.,
                                   previous auditors for the Company
                                   (formerly Peterson, Siler & Stevenson, P.C.)         This Filing

  45                (23)           Consent of Kruse, Landa & Maycock, L.L.C.            See Exhibit No. 42

*Incorporated by reference

                             ITEM 17.  UNDERTAKINGS

Post-Effective Amendments.  [Regulation S-K, Item 512(a)]

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Incorporation of Exchange Act Filings.  [Regulation S-K, Item 512(b)]

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Indemnification.  [Regulation S-K, Item 512(h)]

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Rule 430.  [Regulation S-K, Item 512(i)]

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Provo, state of Utah, on the 26th day of May, 1998.

                                          LARSONoDAVIS INCORPORATED


                                          By   /s/ Andrew Bebbington
                                            Andrew Bebbington, President
                                            (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 26th day of May, 1998.



/s/ Andrew Bebbington
Andrew Bebbington, Director



/s/ Jeffrey Cohen
Jeffrey Cohen, Director



/s/ Stanley Friedman
Stanley Friedman, Director




Sir Colin Dollery, Director



/s/ Craig E. Allen
Craig E. Allen, Principal Financial
and Accounting Officer